CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Buffered Performance Leveraged Upside Securities due 2014	$5,250,000	$601.65
May 2012 Pricing Supplement No. 168 Registration Statement No. 333-178081 Dated May 11, 2012 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Dual Directional Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due May 16, 2014
Buffered Performance Leveraged Upside SecuritiesSM
The Dual Directional Buffered PLUS, or “Buffered PLUS,” are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and the prospectus, as supplemented or modified by this document.  At maturity, if the shares of the iShares® Dow Jones U.S. Real Estate Index Fund, which we refer to as the underlying shares, have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, which is subject to a maximum leveraged upside payment.  If the underlying shares have depreciated in value but by no more than the buffer amount of 15%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 15% return.  However, if the underlying shares have depreciated by more than the buffer amount of 15%, investors are exposed to the negative performance of the underlying shares beyond the buffer amount of 15%, multiplied by the downside factor of 1.1765.  The Buffered PLUS are for investors who seek an equity fund based return and who are willing to risk their principal and forgo current income and upside above the maximum leveraged upside payment in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of the underlying shares.  Investors may lose their entire initial investment in the Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
The Buffered PLUS differ from the Buffered PLUS described in the accompanying product supplement for PLUS in that the Buffered PLUS offer the potential for a positive return at maturity if the underlying shares depreciate by up to 15%.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	May 16, 2014
Valuation date:	May 13, 2014, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Aggregate principal amount:	$5,250,000
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will this amount exceed the stated principal amount plus the maximum leveraged upside payment.
If the final share price is less than or equal to the initial share price but is greater than or equal to $54.417, which is 85% of the initial share price:
$10 + ($10 x absolute share return)
In this scenario, you will receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying shares.  In no event will this amount exceed the stated principal amount plus $1.50.
If the final share price is less than $54.417, which is 85% of the initial share price:
$10 + [$10 × (share percent change + 15%) × downside factor]
This amount will be less than the stated principal amount of $10 and could be zero.

Leveraged upside payment:	$10 x leverage factor x share percent change, subject to the maximum leveraged upside payment.
Leverage factor:	200%
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a –5% share percent change will result in a +5% absolute share return.
Downside factor:	1.1765
Initial share price:	$64.02, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum leveraged upside payment:	$3.00 per Buffered PLUS (30% of the stated principal amount)
Buffer amount:	15%
Stated principal amount / Issue price:	$10 per Buffered PLUS
Pricing date:	May 11, 2012
Original issue date:	May 16, 2012 (3 business days after the pricing date)
CUSIP / ISIN:	61760T801 / US61760T8018
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.225	$9.775
Total	$5,250,000	$118,125	$5,131,875
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each Buffered PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Buffered PLUS” at the end of this document.

Product Supplement for PLUS dated November 21, 2011                        Prospectus dated November 21, 2011

Dual Directional Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due May 16, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Investment Summary

Buffered Performance Leveraged Upside Securities
The Dual Directional Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due May 16, 2014 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for any positive performance of the underlying shares, subject to the maximum leveraged upside payment.

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying shares.

▪	To potentially outperform the underlying shares in a moderately bullish or bearish scenario.

Maturity:	2 years
Leverage factor:	200% (applicable only if the final share price is greater than the initial share price)
Maximum leveraged upside payment:	$3.00 per Buffered PLUS (30% of the stated principal amount)
Minimum payment at maturity:	None
Buffer amount:	15%
Coupon:	None
Listing:	The Buffered PLUS will not be listed on any securities exchange

All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Key Investment Rationale

The Buffered PLUS offer the potential for a positive return at maturity based on the absolute value of a limited range of the percentage change of the underlying shares.  At maturity, if the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the assets, which is subject to a maximum leveraged upside payment.  If the underlying shares have depreciated in value but by no more than the buffer amount of 15%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to positive 15%.  However, if the underlying shares have depreciated by more than the buffer amount of 15%, investors will be negatively exposed to the percentage decline in the underlying shares beyond 15% and will lose 1.1765% of the stated principal amount for every 1% of decline beyond the buffer amount.  Investors may lose their entire initial investment in the Buffered PLUS.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Upside Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of positive performance.
Absolute Return Feature
The Buffered PLUS enable investors to obtain an unleveraged positive return if the final share price is less than or equal to the initial share price but is greater than or equal to 85% of the initial share price.

Upside Scenario if the Underlying Shares Appreciate
The final share price is greater than the initial share price and, at maturity, you receive a full return of principal as well as 200% of the increase in the value of the underlying shares, subject to a maximum leveraged upside payment of $3.00 per Buffered PLUS (30% of the stated principal amount).  For example, if the final share price is 10% greater than the initial share price, the Buffered PLUS will provide a total return of 20% at maturity.

Absolute Return Scenario
The final share price is less than or equal to the initial share price but is greater than or equal to 85% of the initial share price.  In this case, you receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying shares.  For example, if the final share price is 10% less than the initial share price, the Buffered PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 15% return at maturity.

Downside Scenario
The final share price is less than 85% of the initial share price.  In this case, the Buffered PLUS redeem for an amount that is less than the stated principal amount by an amount proportionate to the percentage decline beyond the buffer amount of 15% times 1.1765.  (Example: if the underlying shares decrease in value by 25%, the Buffered PLUS will redeem for an amount that is less than the stated principal amount by 11.765%, or $8.8235 per Buffered PLUS.)  There is no minimum payment at maturity on the Buffered PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	15%
Maximum leveraged upside payment:	$3 per Buffered PLUS (30% of the stated principal amount)
Downside factor:	1.1765
Minimum payment at maturity:	None

Buffered PLUS Payoff Diagram

See the next page for a description of how the Buffered PLUS work.

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How it works

▪
Upside Scenario if the Underlying Shares Appreciate.  If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum leveraged upside payment.  Under the terms of the Buffered PLUS, an investor will realize the maximum leveraged upside payment of $3 per Buffered PLUS (30% of the stated principal amount) at a final share price of 115% of the initial share price.

▪	If the underlying shares appreciate 10%, the investor would receive a 20% return, or $12 per Buffered PLUS.

▪	If the underlying shares appreciate 20%, the investor would only receive a 30% return, or $13 per Buffered PLUS, due to the maximum leveraged upside payment.

▪
Absolute Return Scenario.  If the final share price is less than or equal to the initial share price and is greater than or equal to 85% of the initial share price, the investor would receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying shares.

▪	If the underlying shares depreciate 10%, the investor would receive a 10% return, or $11 per Buffered PLUS.

▪	The maximum return you may receive in this scenario is a positive 15% return at maturity.

▪
Downside Scenario.  If the final share price is less than the 85% of the initial share price, the investor would receive an amount less than the $10 stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price beyond the buffer amount of 15% times the downside factor of 1.1765.  There is no minimum payment at maturity on the Buffered PLUS.

▪	If the underlying shares depreciate 25%, the investor would lose 11.765% of the investor’s principal and receive only $8.8235 per Buffered PLUS at maturity, or 88.235% of the stated principal amount.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest or guarantee return of any principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final share price has declined by an amount greater than the buffer amount of 15% from the initial share price, the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the percentage decrease beyond the buffer amount of 15% times the downside factor of 1.1765.  There is no minimum payment at maturity on the Buffered PLUS, and, accordingly, you could lose your entire initial investment in the Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited.  If the underlying shares appreciate, the appreciation potential of the Buffered PLUS is limited by the maximum leveraged upside payment of $3.00 per Buffered PLUS (30% of the stated principal amount).  Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the leveraged upside payment will be limited to 30% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 15% of the initial share price will not increase the return on the Buffered PLUS.  However, the positive return potential of the Buffered PLUS in the event that final share price declines is limited to a maximum of 15%.  Any decline in the share price of the underlying shares of greater than 15% will result in a loss, rather than a positive return, on the Buffered PLUS.

▪
Investing in the Buffered PLUS exposes investors to risks which are especially significant in the real estate industry.  The Buffered PLUS are subject to certain risks applicable to the real estate industry.  The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate, primarily REITS or real estate holding companies, which exposes the Buffered PLUS to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding.  The United States real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen.  Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk.  Any of these risks could adversely impact the value of the Buffered PLUS.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price (including whether the trading price is at or below 85% of the initial share price), volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index (the index which the underlying shares seek to track), interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “iShares® Dow Jones U.S. Real Estate Index Fund Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered

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Buffered Performance Leveraged Upside SecuritiesSM

PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

▪
Adjustments to the underlying shares or to the Dow Jones U.S. Real Estate Index could adversely affect the value of the Buffered PLUS.  The investment advisor to the iShares® Dow Jones U.S. Real Estate Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® Dow Jones U.S. Real Estate Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.  Dow Jones & Company, Inc. (“Dow Jones”) is responsible for calculating and maintaining the Dow Jones U.S. Real Estate Index.  Dow Jones may add, delete or substitute the stocks constituting the Dow Jones U.S. Real Estate Index or make other methodological changes that could change the value of the Dow Jones U.S. Real Estate Index, and, consequently, the price of the underlying shares and the value of the Buffered PLUS.  Dow Jones may discontinue or suspend calculation or publication of the Dow Jones U.S. Real Estate Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying shares and the Dow Jones U.S. Real Estate Index are different. The performance of the underlying shares may not exactly replicate the performance of the Dow Jones U.S. Real Estate Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the Dow Jones U.S. Real Estate Index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the Dow Jones U.S. Real Estate Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® Dow Jones U.S. Real Estate Index Fund, differences in trading hours between the underlying shares and the Dow Jones U.S. Real Estate Index or due to other circumstances.  The Investment Advisor may invest up to 10% of the iShares® Dow Jones U.S. Real Estate Index Fund’s assets in securities not included in the Dow Jones U.S. Real Estate Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds advised by the Investment Advisor.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the iShares® Dow Jones U.S. Real Estate Index Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® Dow Jones U.S. Real Estate Index Fund.  However, the calculation agent will not make an adjustment for every event that could affect the

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Buffered Performance Leveraged Upside SecuritiesSM

shares of the iShares® Dow Jones U.S. Real Estate Index Fund.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, including whether the share price has decreased below 85% of the initial share price, and will calculate the amount of cash you receive at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the iShares® Dow Jones U.S. Real Estate Index Fund or a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the Dow Jones U.S. Real Estate Index), including trading in the underlying shares and in other instruments related to the underlying shares or the Dow Jones U.S. Real Estate Index.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the Dow Jones U.S. Real Estate Index and other financial instruments related to the Dow Jones U.S. Real Estate Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the price at which the shares of the iShares® Dow Jones U.S. Real Estate Index Fund must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the iShares® Dow Jones U.S. Real Estate Index Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in which case an interest charge will be imposed).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  Because a Buffered PLUS provides for the return of principal except where the final share price has declined below 85% of the initial share price, the risk that a Buffered PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors

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such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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iShares® Dow Jones U.S. Real Estate Index Fund Overview

The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate IndexSM.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol IYR.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Dow Jones U.S. Real Estate Index Fund is accurate or complete.

Information as of market close on May 11, 2012:

Bloomberg Ticker Symbol:	IYR
Current Share Price:	$64.02
52 Weeks Ago:	$61.38
52 Week High (on 5/1/2012):	$64.47
52 Week Low (on 10/3/2011):	$48.19

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2007 through May 11, 2012.  The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period.  The closing price of the underlying shares on May 11, 2012 was $64.02.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Daily Closing Prices January 1, 2007 to May 11, 2012

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iShares® Dow Jones U.S. Real Estate Index Fund (CUSIP: 464287739)	High ($)	Low ($)	Period End ($)
2007
First Quarter	94.71	82.34	85.27
Second Quarter	87.77	76.86	77.20
Third Quarter	80.25	67.79	76.57
Fourth Quarter	80.85	65.00	65.70
2008
First Quarter	68.22	59.02	65.10
Second Quarter	71.65	60.95	60.95
Third Quarter	67.20	56.34	61.95
Fourth Quarter	61.17	25.40	37.23
2009
First Quarter	37.26	22.21	25.46
Second Quarter	35.55	25.30	32.34
Third Quarter	45.04	29.88	42.66
Fourth Quarter	47.44	39.63	45.92
2010
First Quarter	50.83	42.45	49.78
Second Quarter	54.66	46.95	47.21
Third Quarter	55.21	45.32	52.88
Fourth Quarter	57.62	52.71	55.96
2011
First Quarter	60.58	55.59	59.40
Second Quarter	62.80	58.17	60.30
Third Quarter	62.92	49.14	50.57
Fourth Quarter	58.00	48.19	56.79
2012
First Quarter	62.57	56.52	62.29
Second Quarter (through May 11, 2012)	64.47	59.78	64.02

This document relates only to the Buffered PLUS referenced hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Trust could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of

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Buffered Performance Leveraged Upside SecuritiesSM

the Buffered PLUS, you should undertake an independent investigation of iShares Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Buffered PLUS are not sponsored, endorsed, sold or promoted by BTC.  BTC makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The Dow Jones U.S. Real Estate IndexSM.  The Dow Jones U.S. Real Estate IndexSM attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITS”) industry, as well as companies in the real estate holding and development industry.  REITS are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  The Dow Jones U.S. Real Estate IndexSM is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BlackRock Fund Advisors.  Dow Jones determines the relative weightings of the securities in the Dow Jones U.S. Real Estate IndexSM and publishes information regarding the market value of the Dow Jones U.S. Real Estate IndexSM.

On November 4, 2011, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones U.S. Real Estate IndexSM.  McGraw-Hill and CME Group expect S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions.

The Dow Jones U.S. Real Estate IndexSM is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate IndexSM.  Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITS also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate IndexSM, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate IndexSM is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate IndexSM are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

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Buffered Performance Leveraged Upside SecuritiesSM

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate IndexSM is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB.  ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITS and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

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Buffered Performance Leveraged Upside SecuritiesSM

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Additional information related to calculating the final share price:
If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Share Closing Price” in the product supplement for PLUS for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” in the product supplement for PLUS for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the iShares® Dow Jones U.S. Real Estate Index Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for PLUS.  You should refer to the section “Description of PLUS—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for PLUS for more information.

Share underlying index:	Dow Jones U.S. Real Estate IndexSM
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange; and

▪    subject to the discussion below concerning the potential application of the “constructive ownership” rule, upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Buffered PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be

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Buffered Performance Leveraged Upside SecuritiesSM

subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares or the component stocks of the Dow Jones U.S. Real Estate IndexSM.  Such purchase activity could have increased the price of the underlying shares on the pricing date, and therefore could have increased the price at which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and

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Buffered Performance Leveraged Upside SecuritiesSM

Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)           the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)           any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley

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Buffered Performance Leveraged Upside SecuritiesSM

Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the Buffered PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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